Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 12, 2026, relating to the financial statements of Voyager Acquisition Corp II as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and the period from December 5, 2024 (inception) through December 31, 2024, (which includes an explanatory paragraph about Voyager Acquisition Corp II.’s ability to continue as a going concern) which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 12, 2026